Exhibit 10.23

COMPENSATION AGREEMENT AMENDMENT

THIS COMPENSATION AGREEMENT AMENDMENT (this “Agreement”) is made and entered into this 25 day of January, 2024, by and between the undersigned employer entity (the “Company”) and the undersigned employee of the Company (the “Employee”) and sets forth the terms and conditions for certain bonus payments made by the Company to the Employee.

WHEREAS, Employee and the Company previously entered into that certain Employment Agreement, dated effective January 1, 2020 (the “Employment Agreement”); and

WHEREAS, Employee and Company previously entered into that certain Compensation Agreement, dated as of May 6, 2022 (the “Existing Compensation Agreement”),

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the Employee hereby agree as follows:

1.

This Agreement hereby amends the Existing Compensation Agreement. Capitalized terms used herein but not defined herein shall have the meaning given such term in the Existing Compensation Agreement. Except as herein expressly amended, the Existing Compensation Agreement and the Employment Agreement are each herein ratified and confirmed in all respects and shall remain in full force and effect.

2.	Compensation

a.	Within thirty days after the execution of this Agreement, the Company will pay Employee a retention sign-on bonus in the amount of $200,000 (the “2024 Signing Bonus”).

b.

Employee shall receive an equity grant under the in the Company’s management incentive plan (the “Plan”) in the amount of 10,000 performance-based restricted stock units and all other terms relating to such equity grant (except as provided otherwise in this Agreement) shall be governed by the applicable Restricted Stock Unit Award Agreement (the form of which is attached hereto) (such grants, the “RSU Grant”, and such agreements, the “Award Agreements”). Subsequent to the RSU Grant, Employee may be eligible for additional compensatory equity grants at the sole discretion of the Board or the Compensation Committee. This Agreement and the Pledge provide that the RSU Grant could be forfeited in certain circumstances, which are in addition to the forfeiture circumstances described in the applicable Award Agreement.

i.

In the event this Agreement or the Pledge provides that the Employee forfeits any vested RSU Grants in such circumstances but Employee has already disposed of the shares or cash received in respect of such vested RSU Grants, Employee shall pay back to the Company an amount equal to the value of such vested RSU Grants at the time of vesting.

ii.

In the event any Award Agreement becomes null and void pursuant to the terms of the applicable Award Agreement on the basis that the Grant Effective Date (as defined therein) did not occur prior to the twelve month anniversary thereof, then the Company shall issue a replacement Restricted Stock Unit Award Agreement to Employee as of such date on the same terms as the applicable void Award Agreement, with the Grant Effective Date condition removed.

Compensation Agreement Amendment - James Hinch	Page 1 of 4

c.	This Agreement does not impact any compensation or other benefits that Company and Employee have previously agreed to.

3.	The 2024 Signing Bonus is not due or payable unless the Employee is employed by the Company on the date such bonus is paid by the Company.

4.	If the Employee elects to terminate his/her employment with the Company such that the Employee’s last date of employment with the Company is on or after the end of the:

•	Extended Committed Time Period (defined below),

and the Employee gives the Company less than:

•	60 days’ advance notice of the Employee’s last day of employment with the Company,

then the Employee hereby agrees to promptly pay back to the Company (or forfeit, as applicable):

•

all Cash Bonuses the Employee has received from the Company within 12 months of the Employee’s last day of employment (including any bonus payment that may be in process on or around the Employee’s last day of employment), plus

•	the 2024 Signing Bonus the Employee received from the Company, and

•	any vested and unvested RSU Grants, plus

the Company shall have the right to withhold (as an offset against any obligation for the Employee to pay back any such amounts to the Company) any regular and/or special compensation payments that have not yet been paid by the Company to the Employee up to the amount of any such payment owed to the Company. In the event the Employee needs to pay back any bonus to the Company under this Section 4, the Employee agrees to pay such amounts to the Company on or before the Employee’s last day of employment. In the event the Employee refuses to do his job duties or intentionally avoids doing his job duties, the parties agree that such refusal would constitute the Employee electing to terminate his employment with the Company.

5.	The Employee hereby commits to work full time for the Company until at least

•	December 31, 2026 (the “Extended Committed Time Period”) in the same capacity in which Employee currently is employed by the Company.

The Employee hereby agrees that if the Employee voluntarily terminates his/her employment with the Company (or is terminated by the Company for Cause) prior to the end of the Extended Committed Time Period, then the Employee will promptly pay back to the Company (or forfeit, as applicable):

•	The 2024 Signing Bonus, plus

•	forfeit any vested and unvested RSU Grants; and

Compensation Agreement Amendment - James Hinch	Page 2 of 4

the Company shall have the right to withhold (as an offset against any obligation for the Employee to pay any such amounts to the Company) any regular and/or special compensation payments that have not yet been paid by the Company to the Employee up to the amount of any such payment owed to the Company. In the event the Employee needs to pay back any money to the Company under this Section the Employee agrees to pay such amounts to the Company on or before the Employee’s last day of employment. In the event the Employee refuses to do his job duties or intentionally avoids doing his or her job duties, the parties agree that such refusal would constitute the Employee electing to terminate Employee’s his employment with the Company.

The Employee acknowledges that, in the event the Employee voluntarily terminates his employment with the Company (or is terminated by the Company for Cause) prior to May 1, 2025, then the Employee will make the payments set forth in the Pledge attached to the Existing Compensation Agreement in addition to the repayment obligations set forth in this Section 5.

The Employee agrees that the terms of this Agreement (including any possible payment obligations of the Employee) are reasonable, and further acknowledges that he or she has carefully considered the terms thereof and the amounts of possible payment obligations of Employee and has concluded such terms and payments (should Employee have to pay make any such payments) do not and would not inhibit Employee’s ability to seek other employment.

6.

Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action, proceeding, cause of action or counterclaim that may arise between Employee and the Company or any of its affiliates (i) in connection with this agreement, or (ii) relating to the Employee’s employment with the Company, or the separation or termination of such employment. Each party certifies and acknowledges that (a) no representative of the other party has represented, expressly or otherwise, that the other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) it has considered the implications of this waiver, and (c) it makes this waiver knowingly and voluntarily.

Compensation Agreement Amendment - James Hinch	Page 3 of 4

The undersigned hereby agree to be bound by this Agreement.

PHI Group, Inc.		James Hinch

By:	/s/ Scott McCarty	Signature: /s/ James Hinch

Name:	Scott McCarty	Date:	01/25/2024

Its:	CEO

Date:	1/31/24

Compensation Agreement Amendment - James Hinch	Page 4 of 4